FOR IMMEDIATE RELEASE

TAUBMAN CENTERS ANNOUNCES PRELIMINARY
FIRST QUARTER RESULTS

Strong Operating Results Driven by Occupancy Increases and Lease Cancellation Income

        BLOOMFIELD HILLS, Mich., April 23, 2003 – Taubman Centers (NYSE:TCO) today announced its preliminary results for the first quarter, 2003.

        For the quarter ended March 31, 2003, Taubman Centers Net Loss per diluted common share is expected to be in the range of $(0.13) to $(0.15) versus a Net Loss of $(0.05) per common share for the quarter ended March 31, 2002.

        For the quarter ended March 31, 2003, Taubman Centers Funds from Operations (FFO), the industry standard of operating performance for real estate investment trusts, is expected to be in the range of $0.37 to $0.38 per share. This includes nearly $0.12 per share of costs incurred during the quarter relating to the unsolicited hostile tender offer by Simon Property Group (NYSE:SPG) and Westfield America Trust (ASX:WFA). FFO excluding costs related to the hostile tender offer is expected to be in the range of $0.48 to $0.49 per share for the quarter, an increase of 23 to 26 percent from $0.39 per share in the first quarter of 2002.

        The company’s operating results for the quarter were driven by a nearly two percent year-over-year occupancy increase as well as an $0.08 per share increase in lease cancellation revenue. The company does not anticipate these lease cancellations to materially impact the forecasted occupancy for 2003.

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Taubman Centers/2

Outlook

        The company today announced that it is establishing 2003 Net Income/Loss per common share guidance (excluding costs related to the hostile tender offer) as well as increasing previously announced guidance for 2003 FFO per share excluding such costs. Net Loss per common share for 2003 excluding costs related to the hostile tender offer is expected to be in the range of $(0.13) to $(0.26). For the year, FFO per share excluding costs related to the hostile tender offer is expected to be in the range of $1.80 to $1.84, an increase of $0.05 for the range. These estimates assume completion of the previously announced $103 million share repurchase program during 2003.

        The company will release actual results along with its Supplemental Information Package on Friday, May 9. The company will host a conference call at 11:00 a.m. (EDT) on May 9 to discuss these results and will simulcast the conference call at www.taubman.com under “Investor Relations” as well as www.companyboardroom.com and www.streetevents.com.

        Taubman Centers, Inc., a real estate investment trust, currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. In addition Stony Point Fashion Park (Richmond, Va.) is under construction and will open September 18, 2003 and Northlake Mall (Charlotte, N.C.) will begin construction later this year and will open fall 2005. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management’s current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions including further deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry, including competition and the leasing environment. Other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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Taubman Centers, Inc.
Reconciliations

(all dollar amounts per common share-diluted, amounts may not add due to rounding)

First Quarter 2003 Preliminary Results

	Range for Quarter Ended March 31, 2003		Actual Quarter Ended March 31, 2002
Funds from Operations per share, excluding
unsolicited tender offer costs	0.48	0.49	0.39
Unsolicited tender offer costs	(0.12)	(0.12)

Funds from Operations	0.37	0.38	0.39
Real estate depreciation - TRG	(0.35)	(0.34)	(0.32)
Discontinued operations - depreciation and gain on disposition of
interest in center (1)			0.07
Depreciation of TCO's additional basis in TRG	(0.04)	(0.04)	(0.04)
Write-off of TCO's additional basis upon disposition of
interest in center (1)			(0.08)
Distributions in excess of earnings allocable to minority interest	(0.14)	(0.13)	(0.07)

Net loss allocable to common shareowners	(0.15)	(0.13)	(0.05)

TCO common shares outstanding:
End of period		52,270,965	51,017,431
Weighted average		52,229,616	50,883,089
TRG units of partnership interest:
End of period		84,055,807	82,784,497
Weighted average - basic		83,915,974	82,476,097
Weighted average - diluted		85,252,511	84,104,727

(1)	In 2002, the Company sold its interests in Paseo Nuevo and La Cumbre Plaza, with the sale of La Cumbre Plaza being completed during the first quarter of 2002. The results of operations of Paseo Nuevo and La Cumbre Plaza including the gains on their dispositions were presented as discontinued operations. The Company’s Funds from Operations excludes any gains on dispositions of depreciated operating properties.

2003 Annual Outlook

	Range for Year Ended December 31, 2003
Guidance for Funds from Operations per share, excluding
unsolicited tender offer costs (2)	1.80	1.84
Real estate depreciation - TRG	(1.44)	(1.40)
Depreciation of TCO's additional basis in TRG	(0.15)	(0.15)
Distributions in excess of earnings allocable to minority interest	(0.47)	(0.42)

Guidance for net loss allocable to common shareholders,
excluding unsolicited tender offer costs (2)	(0.26)	(0.13)

(2)	Costs related to the unsolicited tender offer and related litigation during the three months ended March 31, 2003 were $9.8 million. The Company expects to continue incurring significant costs until these matters are resolved. The ultimate cost will be dependent upon the outcome and duration of these matters.